Exhibit 16.1

December 6, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 30, 2016, to be filed by our former client, Acucela Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP

Seattle, Washington